SWK Holdings Corporation Announces Financial Results for Second Quarter 2021

Conference Call and Live Audio Webcast Scheduled for Tuesday, August 17, 2021 at 10:00 a.m. ET

Corporate Updates

•	The Specialty Finance Receivables and Pharmaceutical Development segments each reported strong quarters
•	Closed a $5.0 million synthetic royalty transaction in April 2021 and a $9.5 million secured loan financing in July 2021
•	In June 2021, Enteris earned a $10.0 million milestone payment from Cara Therapeutics, with Enteris retaining $3.9 million
•	Year-to-date, Enteris has signed three new partner feasibility studies
•	Board of Directors authorized a $5.0 million share repurchase program
•	SWK announced formation of Strategic Review Committee

Second Quarter 2021 Finance Receivables Segment Updates:

•	As of June 30, 2021, tangible book value per share was $17.23, a 14.5% increase from June 30, 2020
•	For the second quarter 2021, finance portfolio effective yield was 13.9%, a 70-bps increase compared with 13.2% for the second quarter 2020
•	For the second quarter 2021, finance portfolio realized yield was 22.9%, compared to 17.3% for the second quarter 2020
•	Core finance receivables business generated adjusted non-GAAP net income of $10.6 million for the quarter ended June 30, 2021, a 38% increase compared to $7.7 million for the quarter ended June 30, 2020
•	As of June 30, 2021, total investment assets were $213.0 million, a 16.8% increase from June 30, 2020

Dallas, TX, August 16, 2021 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2021.

“The second quarter continued a period of substantial value creation for SWK, highlighted by the 22.9% realized yield in our finance receivables segment, continued strong credit trends, and budding business momentum at Enteris,” stated Winston Black, Chairman and CEO of SWK. “These strong results showcase SWK’s ability to realize returns from multiple business streams. SWK remains laser focused on our underlying investment strategy, which has produced consistent, strong returns over the past several years. We expect this momentum to continue into 2022 as we source and secure additional value-creating opportunities.”

Mr. Black continued, “The second quarter was a period of encouraging progress at our subsidiary, Enteris BioPharma, highlighted by the completion of the expansion of its manufacturing facility and the launch of its new CDMO business segment. The inherent enhanced capabilities of the facility are an integral component of Enteris’ business development efforts involving its Peptelligence® and ProPerma™ technologies, which are designed to enable the oral delivery of peptides and BCS class III and IV small molecules. Most recently, Enteris signed three new partner feasibility studies and continues to build its pipeline of biopharma companies evaluating the technology.”

Mr. Black added, “Enteris continues to support the development of Cara Pharmaceuticals’ Oral KORSUVA™. In June, Enteris earned an additional $10 million milestone from Cara, marking the third milestone payment in the past 12 months. Oral KORSUVA is now the subject of four separate clinical programs, including an anticipated Phase 3 trial for the treatment of pruritus in patients with stage III-IV chronic kidney disease. We anticipate additional milestone payments over the next several quarters, subject to the achievement of development milestones.”

Mr. Black concluded, “In May, SWK’s Board of Directors announced the formation of a Strategic Review Committee to identify, review, and explore strategic alternatives for the Company with a view to maximizing stockholder value. While the Strategic Review Committee continues to work diligently on this initiative, at this time it has not made any decision to enter any transaction, and there can be no assurance that the exploration of strategic alternatives will result in any transaction being announced or agreed upon.”

Second Quarter 2021 Financial Results

For the second quarter 2021, SWK reported total revenue of $22.3 million compared to $7.9 million for the second quarter 2020. The $14.4 million net increase in revenue was primarily due to a $4.1 million increase in interest and fees earned on our finance receivables and a $10.3 million increase in revenues from our Pharmaceutical Development segment. The $4.1 million increase in revenue attributable to our Finance Receivables segment primarily consists of a $2.9 million net increase in royalty income and a $1.8 million net increase in fees and interest earned on our finance receivables due to funding new and existing loans. The increase in Pharmaceutical Development segment revenue included $10.0 million of milestone revenue related to Enteris’ license agreement with Cara, which includes $6.1 million that was paid to the former Enteris owner.

Income before taxes for the second quarter 2021 totaled $17.5 million compared to a $0.1 million loss for the same period the previous year. The year-over-year $17.6 million increase is primarily driven by a $4.1 million increase in income from our Finance Receivables segment, a $10.3 million increase in revenue from our Pharmaceutical Development segment, and a $3.3 million net decrease in operating expenses. The decrease in operating expenses included a $2.6 million decrease in amortization of intangible assets and a $1.9 million decrease in the change in fair value of contingent consideration related to the acquisition of Enteris, partially offset by a $1.3 million increase in general and administrative and pharmaceutical manufacturing expense.

GAAP net income for the quarter ended June 30, 2021, totaled $14.0 million, or $1.09 per diluted share, compared to $0.9 million, or $0.07 per diluted share for the second quarter 2020. For the second quarter 2021, non-GAAP adjusted net income was $17.2 million and non-GAAP adjusted net income for the Finance Receivables segment was $10.6 million, compared to $4.0 million and $7.7 million, respectively, during the second quarter 2020, respectively.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $203.2 million as of June 30, 2021. This is a 13.7% increase compared with income producing assets of $178.7 million as of June 30, 2020. Total investment assets, which include income producing assets plus equity-linked securities, totaled $213.0 million as of June 30, 2021, compared to the June 30, 2020 total investment assets of $182.3 million.

Tangible financing book value per share totaled $17.23 as of June 30, 2021, a 14.5% increase from $15.05 as of June 30, 2020. Management views tangible financing book value per share as a relevant metric to value the company’s core finance receivable business. Book value per share was $20.18 as of June 30, 2021, compared to $18.06 as of June 30, 2020.

Tables detailing SWK’s financial performance for the second quarter 2021 are below.

Portfolio Status

During the quarter SWK advanced $7.9 million to new and existing partners:

•	In April 2021, SWK closed a $5.0 million synthetic royalty transaction with Ideal Implant, a medical device company focused on the aesthetics space, with $3.0 million funded at close
•	In May 2021, SWK funded $2.3 million to existing borrower 4Web
•	During the quarter, SWK funded $2.7 million to existing borrower Sincerus Pharmaceuticals
•	Post quarter close, SWK closed a $9.5 million financing, with Trio Healthcare with $5.1 million funded at close

As of August 11, 2021, SWK had $6.4 million of unfunded commitments.

At the end of the second quarter 2021, the weighted average projected effective yield of the finance receivables portfolio was 13.9%, including non-accrual positions, versus 13.2% at the end of the second quarter of last year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the second quarter 2021, the realized yield of the finance receivables portfolio was 22.9%, versus 17.3% for the second quarter the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Total portfolio investment activity for the three months ended June 30, 2021, and 2020 was as follows (in thousands):

	Three Months Ended June 30,
	2021	2020
Beginning Portfolio	$219,014	$180,926
Early payoffs	(14,767)	—
Interest paid-in-kind	13	1,278
Investment in finance receivables	13,000	608
Loan discount and fee accretion	528	428
Net unrealized gain (loss) on marketable investments and warrants assets	892	996
Principal payments received on investments	(5,318)	(1,229)
Royalty paydowns	(404)	(696)
Ending Portfolio	$212,958	$182,311

Borrower Liquidity Events

During the quarter ended June 30, 2021, two borrowers experienced liquidity events and repaid SWK:

•	In April 2021, borrower Tenex Health was purchased by Trice Health. At close of the transaction, Tenex made a $6.5 million payment to SWK to repay its loan.
•	In April 2021, borrower Harrow Health used proceeds from a bond offering to make a $9.4 million payment to SWK to repay SWK’s portion of Harrow’s loan. SWK continues to own warrants in Harrow, which were valued at $2.8 million as of June 30, 2021.

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month period ended June 30, 2021, and June 30, 2020. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended June 30,
	2021	2020
Consolidated net income	$13,970	$876
Add (subtract): Income tax expense (benefit)	3,528	(1,001)
Add (subtract): Enteris amortization expense	726	3,349
Add (subtract): Unrealized (gain) loss on fair value of derivatives	(609)	(622)
Add (subtract): Unrealized (gain) loss on fair value of equity securities	(283)	(402)
Add (subtract): (Gain) loss on remeasurement of contingent consideration	(147)	1,790
Adjusted income before income tax expense	17,185	3,990
Adjusted income tax expense	—	—
Non-GAAP Consolidated Net Income	$17,185	$3,990

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the finance receivable segment for the three-month period ended June 30, 2021, and June 30, 2020. The table eliminates Enteris operating (income) and loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended June 30,
	2021	2020
Non-GAAP consolidated net income	$17,185	$3,990
Add (subtract) Enteris operating (income) loss, excluding amortization expense	(6,548)	3,745
Adjusted Finance Receivables segment income before income taxes	10,637	7,735
Adjusted income tax expense	—	—
Non-GAAP Finance Receivables Net Income	$10,637	$7,735

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Tuesday, August 17, 2021, at 10:00 a.m. ET, to discuss its corporate and financial results for the second quarter 2021. Interested participants and investors may access the conference call by dialing either:

•	(844) 378-6488 (U.S.)
•	(412) 317-1079 (international)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on August 17, 2021.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP finance receivable segment net income, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition).

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by Tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA (Investors)

+1 212.375.2664

mmcenroe@tiberend.com

Jason Rando (Media)

+1 212.375.2665

jrando@tiberend.com

PART I. FINANCIAL INFORMATION

ITEM 1.      FINANCIAL STATEMENTS

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$6,619	$3,008
Interest and accounts receivable, net	2,639	1,911
Marketable investments	2,425	1,210
Other current assets	1,146	542
Total current assets	12,829	6,671

Finance receivables, net	202,968	204,491
Marketable investments	210	241
Cost method investment	3,491	3,491
Deferred tax asset, net	23,122	27,491
Warrant assets	3,864	2,972
Intangible assets, net	11,126	13,617
Goodwill	8,404	8,404
Property and equipment, net	5,716	5,211
Other non-current assets	1,093	1,312
Total assets	$272,823	$273,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,075	$3,652
Revolving credit facility	—	11,758
Total current liabilities	3,075	15,410

Contingent consideration payable	10,670	16,900
Other non-current liabilities	843	1,079
Total liabilities	14,588	33,389

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,798,547 and 12,792,586 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	4,431,288	4,430,924
Accumulated deficit	(4,173,066)	(4,190,425)
Total stockholders’ equity	258,235	240,512
Total liabilities and stockholders’ equity	$272,823	$273,901

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Finance receivables interest income, including fees	$11,805	$7,733	$20,484	$14,869
Pharmaceutical development	10,461	150	10,659	298
Other	—	20	496	38
Total revenues	22,266	7,903	31,639	15,205
Costs and expenses:
Impairment expense	—	—	—	163
Interest expense	94	163	239	264
Pharmaceutical manufacturing, research and development expense	1,542	1,008	3,090	2,158
Change in fair value of acquisition-related contingent consideration	(147)	1,790	(147)	1,790
Depreciation and amortization expense	811	3,443	2,493	6,948
General and administrative	3,360	2,648	6,245	5,688
Total costs and expenses	5,660	9,052	11,920	17,011
Other income (expense), net
Unrealized net gain (loss) on warrants	609	622	892	(1,238)
Unrealized net gain (loss) on equity securities	283	402	1,215	(488)
Income (loss) before income tax expense (benefit)	17,498	(125)	21,826	(3,532)
Income tax expense (benefit)	3,528	(1,001)	4,467	252
Consolidated net income (loss)	$13,970	$876	$17,359	$(3,784)
Net income (loss) per share
Basic	$1.09	$0.07	$1.36	$(0.29)
Diluted	$1.09	$0.07	$1.35	$(0.29)
Weighted Average Shares
Basic	12,796	12,905	12,794	12,909
Diluted	12,834	12,915	12,822	12,909

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income (loss)	$17,359	$(3,784)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment expense	—	163
Amortization of debt issuance costs	93	94
Deferred income taxes	4,369	252
Change in fair value of warrants	(892)	1,238
Change in fair value of equity securities	(1,215)	488
Change in fair value of acquisition-related contingent consideration	(147)	1,790
Loan discount amortization and fee accretion	(1,130)	(965)
Interest paid-in-kind	(26)	(1,745)
Stock-based compensation	364	370
Depreciation and amortization expense	2,493	6,948
Changes in operating assets and liabilities:
Interest and accounts receivable	(728)	553
Other assets	(477)	(1,157)
Accounts payable and other liabilities	(813)	889
Net cash provided by operating activities	19,250	5,134

Cash flows from investing activities:
Investment in finance receivables	(20,100)	(6,108)
Repayment of finance receivables	22,779	3,258
Corporate debt securities principal payment	31	33
Purchases of property and equipment	(671)	(1,486)
Other	163	(172)
Net cash provided by (used in) investing activities	2,202	(4,475)

Cash flows from financing activities:
Net (payments on) proceeds from credit facility	(11,758)	6,445
Payment of acquisition-related contingent consideration	(6,083)	—
Repurchases of common stock, including fees and expenses	—	(1,095)
Net cash (used in) provided by financing activities	(17,841)	5,350

Net increase in cash and cash equivalents	3,611	6,009
Cash and cash equivalents at beginning of period	3,008	11,158
Cash and cash equivalents at end of period	$6,619	$17,167